Exhibit 10.4

Notice of Grant of Stock Option	MANUGISTICS GROUP, INC.
and Option Agreement	ID: 52-1469385
(the “Option Agreement”)	9715 KEY WEST AVENUE
ROCKVILLE MD 20850

[Name]	Grant Number:	[ ]
[Address]	Plan:	1998
	ID:	[ ]

Dear [name]:

Effective [date] you have been granted a Non-Qualified Stock Option (the “Stock Option”) to buy [# ] shares of Manugistics Group, Inc. (the “Company”) common stock at an exercise price of $[  ] per share, with an expiration date of [date] . The total exercise price to acquire all of the shares granted is $[  ].

The shares will vest [VESTING SCHEDULE] beginning on [VEST START DATE].

Vesting Schedule: [  ] % per year for [  ] years

Shares	Vesting Type	Vesting Date	Expiration

[details of installments]

To the extent shares are vested, you may exercise the Stock Option in minimum increments of 50 shares or, if fewer, the total number of shares then exercisable. At the time of exercise, you are required to pay the exercise price and the applicable taxes by cash or check in U.S. dollars.

If your employment with Manugistics is terminated (other than for death or disability), the Stock Option will continue to vest and be exercisable through the later of your termination date or any period during which you are receiving severance payments, after which vesting shall cease. Thereafter, you may continue to exercise the Stock Option to the extent your shares are vested for the thirty – day period following the last date of vesting. If your employment terminates due to your permanently disability, vesting shall cease on the date you are determined to be permanently disabled and you shall have one (1) year from that date to exercise your Stock Option to the extent your shares are vested. If you die while employed by Manugistics, vesting shall cease on your date of death and your beneficiaries or your estate have one (1) year from the date of death to exercise the Stock Option to the extent your shares are vested.

By your acceptance, you agree that this Stock Option is granted under the 1998 Amended and Restated Stock Option Plan (the “Plan”) and is governed by this Option Agreement and the terms and conditions of the Plan. A copy of the Plan is incorporated by this reference and can be found in the Company’s Employee Encyclopedia. As stated in Section 5(c) of the Plan, any interpretations, decisions, or actions made by the Committee administering the Plan will be final, conclusive and binding. The grant of this Stock Option shall not prevent the Company from terminating your employment or modifying the conditions of your employment at any time.

Please electronically accept this Option Agreement and print a copy for your records.

Name: